Media General Inc., PO Box 85333, Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

FOR IMMEDIATE RELEASE
Thursday, July 17, 2008
Media General Reports June 2008 Revenues

RICHMOND, Va. - Media General, Inc. (NYSE: MEG) today released its monthly revenues report for June 2008. Total company revenues were $61.8 million, compared with $68.6 million in June 2007. The 9.8 percent decline was primarily attributable to lower Publishing Division revenues, driven by continued weakness in Classified advertising in the Tampa and Richmond markets. In the Broadcast Division, increased Political advertising revenues partially offset lower National and Local time sales. In the Interactive Media Division, revenues rose 9 percent, due to higher Local advertising and revenues from DealTaker.com, acquired March 31, 2008.

Publishing Division

Publishing Division revenues declined 15.3 percent. Excluding Florida, where revenues declined 23.7 percent, Publishing Division total revenues in June were down 11.4 percent. Revenues in Virginia, Alabama, North Carolina, and South Carolina decreased 13.3 percent, 10.2 percent, 8.7 percent, and 3.7 percent, respectively.

Classified advertising revenues decreased $4.2 million, or 29.4 percent, reflecting reductions in all markets, but in Tampa and Richmond in particular. For the company’s three metro markets combined, employment revenues decreased 44.5 percent, automotive revenues declined 43.7 percent and real estate revenues decreased 34.3 percent.

Retail advertising revenues declined $1.2 million, or 7.5 percent, due to lower spending in Tampa and Richmond across most categories, while Winston-Salem generated a nominal increase due to higher financial and medical advertising and revenues from two new monthly magazines. National revenues decreased $610,000, or 19.6 percent, as a result of lower telecommunications and travel advertising in the Tampa market. Circulation revenues decreased $80,000, reflecting Daily and Sunday volume declines, partially offset by price increases in several markets.

Broadcast Division

Broadcast gross time sales decreased $1.4 million, or 5.4 percent, primarily as a result of lower National time sales, particularly in the automotive category, partially offset by a $570,000 increase in Political advertising revenues. The Political revenues were generated from presidential campaign spending in Ohio and Florida, U.S. Congressional races in South Carolina and Virginia and state office and issue spending in Florida, Georgia, South Carolina and Rhode Island.

Local time sales declined $590,000, or 3.5 percent, primarily from lower furniture store and transportation advertising, partially offset by higher spending in the health care, home improvement and telecommunications categories. National time sales declined $1.4 million, or 14.4 percent, as a result of decreased advertising in the automotive category.

Interactive Media Division

In the Interactive Media Division, Local advertising revenues increased nearly 60 percent and more than offset decreased Classified and National revenues. Increased Local online revenues reflected a focus on new products and direct sales. Revenues from the Yahoo!HotJobs partnership helped to partially mitigate a 5 percent decline in Classified revenues. National/Regional advertising declined about 10 percent, resulting from lower spending by national agencies.

In the division’s advertising services group, DealTaker.com, acquired March 31, 2008, generated solid revenues in this fast-growing sector of the online coupon and shopping business. A decline in advergaming revenues reflected a slower pace of projects compared with the June 2007 period. Media General is aggressively harnessing multiple opportunities for rapid growth in the digital world.

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Publishing • Broadcast • Interactive Media

Media General Inc., PO Box 85333, Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

The company’s Web-First breaking news focus continued to drive audience growth, with page views and visitor sessions up 10 percent and 19.3 percent, respectively. Local news page views were up nearly 64 percent at TBO.com in Tampa.

About Media General

Media General is a leading provider of local news, information and entertainment over multiple media platforms. The company serves markets primarily in the Southeastern United States.  Media General publishes 25 daily newspapers, including The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; and community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; plus approximately 275 weekly newspapers and other targeted publications.  The company owns and operates 20 network-affiliated television stations that reach approximately 30 percent of the television households in the Southeast and nearly 9 percent of those in the United States.  The company’s interactive media operations include Web sites and portals that are associated with each of its newspapers and television stations as well as with many specialty publications, and two growing interactive advertising services companies, Blockdot, Inc. and DealTaker.com.

Investor Contact:  Media Contact:
Lou Anne J. Nabhan Ray Kozakewicz
(804) 649-6103  (804) 649-6748

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Publishing • Broadcast • Interactive Media

Media General Inc., PO Box 85333, Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

MEDIA GENERAL, INC.
Revenues and Page Views

	June			Year-to-Date
	2008	2007	% Change	2008	2007	% Change

Revenues (000)
Publishing	$33,541	$39,590	(15.3)%	$227,246	$269,556	(15.7)%
Broadcast	25,377	26,264	(3.4)%	157,142	163,007	(3.6)%
Interactive Media	3,468	3,181	9.0%	18,232	17,218	5.9%
Eliminations	(563)	(485)	(16.1)%	(3,276)	(3,302)	0.8%
Total Revenues	$61,823	$68,550	(9.8)%	$399,344	$446,479	(10.6)%
Discontinued Operations[1]	$2,051	$2,955	(30.6)%	$16,729	$18,503	(9.6)%

Selected Publishing Revenues by Category (000)

Classified	$10,059	$14,245	(29.4)%	$69,453	$97,357	(28.7)%
Retail	14,570	15,749	(7.5)%	99,054	108,309	(8.5)%
National	2,490	3,097	(19.6)%	15,799	19,778	(20.1)%
Other	476	452	5.3%	2,863	3,031	(5.5)%
Total Advertising	$27,595	$33,543	(17.7)%	$187,169	$228,475	(18.1)%
Circulation	$4,743	$4,822	(1.6)%	$31,768	$33,125	(4.1)%

Broadcast Time Sales (gross) (000)
Local	$16,133	$16,720	(3.5)%	$101,359	$104,764	(3.3)%
National	8,499	9,927	(14.4)%	53,782	63,509	(15.3)%
Political	813	242	236.0%	7,250	1,081	---
Total Time Sales	$25,445	$26,889	(5.4)%	$162,391	$169,354	(4.1)%

Online Total Page Views (000)
Total Web Sites	56,779	51,621	10.0%	372,801	340,865	9.4%
(Excluding Advertising Services)

Notes: All data are subject to later adjustment.
[1] Discontinued operations include the following TV Stations: WMBB in Panama City, Florida; KALB/NALB in Alexandria, Louisiana;
WNEG in Taccoa, Georgia; WTVQ in Lexington, Kentucky and WCWJ in Jacksonville, Florida.

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Publishing • Broadcast • Interactive Media